Exhibit 99.1

IDEAYA Announces Clinical Trial Collaboration with Amgen to Evaluate MAT2A-PRMT5 Synthetic Lethality Combination in MTAP Deleted Tumors

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Entered into Clinical Trial Collaboration and Supply Agreement with Amgen to clinically evaluate IDE397, IDEAYA’s investigational MAT2A inhibitor, in combination with AMG 193, Amgen’s investigational MTA-Cooperative PRMT5 inhibitor, in MTAP-null solid tumors

•	Potential first-in-class Synthetic Lethality (SL-SL) Combination targets two distinct, mechanistically complementary, nodes of MTAP methylation pathway

•	MTAP deletion patient population is estimated to represent approximately 15% of solid tumors, reflecting the potential for significant patient impact with the SL-SL combination

•	Amgen will sponsor the Phase 1 clinical combination trial with IDEAYA and Amgen jointly sharing costs of the study

South San Francisco, CA, July 27, 2022 – IDEAYA Biosciences, Inc. (Nasdaq:IDYA), a synthetic lethality focused precision medicine oncology company committed to the discovery and development of targeted therapeutics, announced it has entered into a clinical trial collaboration and supply agreement with Amgen Inc. to evaluate the efficacy and safety of IDE397, its investigational, potential best-in-class, small molecule MAT2A inhibitor, with Amgen’s AMG 193, an investigational small molecule MTA-cooperative inhibitor of PRMT5, in a Phase 1 clinical trial.

“This clinical collaboration with Amgen builds on IDEAYA’s ongoing clinical evaluation of IDE397 as monotherapy and in selected combinations in our Phase 1/2 clinical trial, including with taxanes and pemetrexed. We are pleased to collaborate with Amgen to also evaluate the MAT2A-PRMT5 synthetic lethality combination in the clinic,” said Yujiro S. Hata, President and Chief Executive Officer, IDEAYA Biosciences.

“Mechanistically, each of MAT2A and PRMT5 are synthetic lethal with MTAP gene deletion in tumors. The synthetic lethality of each of these targets provides a complementary approach for targeting MTAP-null tumors,” said Dr. Michael White, Ph.D., Senior Vice President and Chief Scientific Officer, IDEAYA Biosciences.

IDE397 is a potent and selective small molecule inhibitor targeting methionine adenosyltransferase 2a (MAT2A), in patients having solid tumors with methylthioadenosine phosphorylase (MTAP) deletion. The MTAP deletion patient population is estimated to represent approximately 15% of solid tumors, including approximately 15% of NSCLC, 28% of esophageal, 26% of bladder, and 10% of esophagogastric cancers.

IDEAYA is evaluating IDE397 in an ongoing Phase 1/2 clinical trial. The company has initiated and is actively enrolling patients into monotherapy expansion and combination cohorts of the IDE397 Phase 1 clinical trial, including in combination with docetaxel in NSCLC, paclitaxel in esophagogastric cancer and pemetrexed in NSCLC. IDEAYA is leading early clinical development of IDE397 in collaboration with GSK. Subject to exercise of its option, GSK will lead later-stage clinical development of IDE397.

Amgen is developing AMG 193, an investigational small molecule methylthioadenosine (MTA) cooperative inhibitor targeting protein arginine methyltransferase 5 (PRMT5), as monotherapy and in combination with docetaxel in MTAP null solid tumors, in an ongoing Phase 1 clinical trial.

Under the mutually non-exclusive clinical trial collaboration and supply agreement, IDEAYA will provide IDE397 drug supply to Amgen, who will be the sponsor of the Phase 1 clinical combination trial. IDEAYA and Amgen will jointly share external costs of the clinical trial and will jointly oversee clinical development of the combination therapy. IDEAYA and Amgen each retain all commercial rights to their respective compounds, including as monotherapy or as combination therapies.

About IDEAYA Biosciences

IDEAYA is a synthetic lethality focused precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to (i) the estimated MTAP deletion patient population and (ii) the later-stage clinical development of IDE397 by GSK. Such forward-looking statements involve substantial risks and uncertainties that could cause IDEAYA’s preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including IDEAYA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, IDEAYA’s ability to successfully establish, protect and defend its intellectual property, the effects on IDEAYA’s business of the worldwide COVID-19 pandemic, the ongoing military conflict between Russia and Ukraine, and other matters that could affect the sufficiency of existing cash to fund operations. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s recent Quarterly Report on Form 10-Q filed on May 10, 2022 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

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